VALENCE TECHNOLOGY APPOINTS NEW VICE PRESIDENT OF SALES AND MARKETING

   DEAN BOGUES IS 25-YEAR VETERAN FROM DELL, HP AND AMERICAN POWER CONVERSION

AUSTIN, TX, JANUARY, 5, 2004 - Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology, today announced that Dean Bogues has joined the company as Vice President of Sales and Marketing. As a member of the senior management team, Bogues will focus on driving worldwide sales growth and marketing strategy for all Valence products and solutions.

A veteran in the technology industry, Bogues brings to Valence 25 years of demonstrated expertise and results in sales, marketing, and general management. Prior to joining Valence, Bogues directed sales of server and storage products for Dell in the government, education, and healthcare markets doubling the revenue over a 4 year period. In addition, he spearheaded the start-up and development of a new on-site engineering services business.

"Dean brings impressive credentials to our senior management team. With a seasoned track record of sales growth and battery industry expertise, Dean will further strengthen our sales and marketing team," said Stephan Godevais, Chairman and CEO, Valence Technology, Inc.

Prior to Dell, Bogues was General Manager of American Power Conversion's Datacenter Solutions Division where he built and led a new worldwide business consisting of industry breakthrough modular, fault-tolerant, network-managed power protection systems. At Hewlett Packard, Bogues had a successful 14 year career driving teams in direct sales, global accounts management, channels management, and field marketing.

Bogues holds a Bachelor of Science in Electrical Engineering from Worcester Polytechnic Institute.

ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology. Named in 2004 as a Top 100 Innovative Company by Red Herring, Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion(R) technology and Lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Suzhou, China. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at www.valence.com.


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FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.



MEDIA CONTACT                                INVESTOR CONTACT
Lois Paul Partners, LLC                      Valence Technology, Inc.
Daphne Kent                                  Kimberly Allen
daphne_kent@lpp.com                          kimberly.allen@valence.com
(512) 638-5305                               (512) 527-2921


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